Exhibit 10.45

SECOND AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS SECOND AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Second Amendment”) is dated effective as of February 27, 2024 (the “Effective Date”), by and between Gregory D. Givens (the “Executive”) and Ovintiv Inc., a Delaware corporation (the "Corporation"). The Executive and Corporation may each individually be referred to as a “Party” and together the “Parties”.

WHEREAS, the Executive and Corporation are parties to that certain Change in Control Agreement, effective January 24, 2020, as amended (the "Original CIC Agreement"), pursuant to which the Corporation agreed to provide the Executive with certain compensation and benefits upon a change in control of the Corporation; and

WHEREAS, the Parties desire to amend Section 4 of the Original CIC Agreement to, among other things, modify the compensation and benefits entitled to the Executive following a change in control event at the Corporation.

NOW THEREFORE, for good and valuable consideration including, among other things, the employment services rendered by the Executive to the Corporation, the receipt and sufficiency of which is hereby acknowledged by the Parties, and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby covenant and agree as follows:

1.
Definitions. All capitalized terms used and not otherwise defined in this Second Amendment will have the meanings given to such terms in the Original CIC Agreement.

2.
Amendments.
(a)
Section 4(b) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Severance Payment, Severance Period and Severance Salary Rate. The Corporation shall pay to the Executive, on account of both compensation in lieu of notice and loss of office, on the Payment Date, in cash, in a lump sum, on the Payment Date, a severance payment (the “Severance Payment”) equal to the amount of base salary the Executive would have earned had he continued to be employed until the end of the thirtieth (30th) full calendar month following the Date of Termination (the “Severance Period”) assuming that the Executive’s rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to the Executive by the Corporation or an Affiliate during the thirty (30)-month period immediately preceding the Date of Termination (disregarding any reduction thereto that constitutes Good Reason) (the “Severance Salary Rate”).

(b)
Section 4(c) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, on the Payment Date, a payment equal to the greater of (i) two and one half (2.5) times the Executive’s target bonus as of the Date of Termination or (ii) two and one half (2.5) times the average of the annual bonus paid to the Executive by the Corporation in respect of the three complete fiscal years of the Corporation immediately preceding the Effective Date (for any such complete fiscal year for which the Executive was not eligible for an annual bonus, the Executive’s target bonus as in effect immediately prior to the Effective Date) ((i) or (ii), the “Applicable Bonus”).

(c)
Section 4(e) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Pension Benefits. The Corporation shall pay to the Executive the maximum contribution that the Corporation or a subsidiary thereof would have been required to make on behalf of the Executive under the U.S. Retirement Plan at the percentage of salary specified therein in respect to the Severance Period based on:

(i)
The Executive’s annual base salary (using the Severance Salary Rate) if he was fully employed until the end of the 30th calendar month following the Date of Termination; and
(ii)
The lesser of the Applicable Bonus and 67% of the amount of the annual base salary (using the Severance Salary Rate) the Executive would have earned had he continued to be employed until the end of the 30th calendar month following the Date of Termination.

This payment will be made to the Executive in a lump sum on the Payment Date.

(d)
Section 4(i) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Annual Allowance. The Corporation shall pay to the Executive, in cash, in a lump sum, on the Payment Date an amount equal to two and one half (2.5) times the annual allowance to which the Executive is entitled as of the date of the Date of Termination (or, if higher, as of immediately prior to the Effective Date).

(e)
Section 4(l) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Professional Membership Fees. The Corporation shall pay the Executive, in cash, in a lump sum, on the Payment Date, an after-tax amount equal to two and one half (2.5) times the amount reimbursed or paid by the Corporation (separate from the annual allowance) in respect of membership fees for membership in professional organizations related to the Executive’s position and duties with the Corporation for the year preceding the year in which the Date of Termination occurs (or, if greater, preceding the year in which the Effective Date occurs).

3.
Miscellaneous.
(a)
Except as expressly amended by this Second Amendment, the Parties hereby ratify, confirm and agree to continue be bound by the terms and conditions of the Original CIC Agreement. This Second Amendment and the Original CIC Agreement will hereafter be read and construed together as a single document, and all references to the Original CIC Agreement will hereafter refer to the Original CIC Agreement as amended by this Second Amendment. In the event of any conflict or inconsistency between the provisions of this Second Amendment and any provision of the Original CIC Agreement, the provisions of this Second Amendment will govern and control.

(b)
No amendment or waiver of any provision of this Second Amendment will be binding on any Party unless consented to (whether in writing or electronically) by such Party. This Second Amendment will inure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon the Executive and all other persons claiming or deriving rights through the Executive.

(c)
This Second Amendment and the rights of all Parties hereunder, and the construction of each and every provision hereof, will be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

IN WITNESS WHEREOF this Second Amendment has been executed effective as of the Effective Date.

Corporation: OVINTIV INC.
/s/ Brendan M. McCracken

Brendan M. McCracken
President and Chief Executive Officer

/s/ Rachel M. Moore

Rachel M. Moore
Executive Vice-President, Corporate Services

Executive:

/s/ Gregory D. Givens

Gregory D. Givens, individually